UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 11, 2016

United Online, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-33367	77-0575839
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21255 Burbank Boulevard, Suite 400
Woodland Hills, California 91367
(Address of Principal Executive Offices) (Zip Code)

Telephone: (818) 287-3000
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of New Interim Chief Executive Officer

The Board of Directors (the “Board”) of United Online, Inc. (the “Company”) has appointed Jeff Goldstein as the Company’s Interim Chief Executive Officer, effective January 11, 2016.  Mr. Goldstein, age 47, recently served as the President of PriceGrabber, an online commerce platform, from April 2013 to June 2015. Following the June 2015 sale of PriceGrabber, by CPL Holdings, LLC to Connexity, Inc., Mr. Goldstein served, for an interim period, as a consultant advising Connexity on matters relating to the PriceGrabber business.  Prior to his role at PriceGrabber, Mr. Goldstein was the President of BGT Capital Advisors, a consulting firm that provided strategic advisory services to online businesses, from March 2010 to March 2013.  His prior corporate experience also includes roles at Experian Interactive / LowerMyBills.com® and at IAC / Interactive Corp.  Mr. Goldstein holds a BA in Economics from the University of California at Berkeley, a JD from Columbia Law School, and an MBA from the European Institute of Business Administration (INSEAD).

In connection with his appointment as Interim Chief Executive Officer, the Company and Mr. Goldstein entered into an offer letter agreement, dated as of January 11, 2016 (the “Offer Letter”). The key provisions of the Offer Letter are as follows: (i) Mr. Goldstein’s employment will be “At Will” and will begin on January 11, 2016, (ii) his base salary will be $55,000 per month (which is inclusive of bonus consideration) and is guaranteed unless he resigns or is terminated for cause by the Company prior to the end of the six month anniversary of his start date (the “Interim Period”), (iii) Mr. Goldstein will not be eligible to participate in the Company’s bonus plan or receive an additional bonus during the Interim Period, (iv) Mr. Goldstein will be entitled to receive a one-time new hire grant of restricted stock units, with the number of units equal to $500,000 divided by the closing price of the Company’s common stock on the date of grant (expected to be January 11, 2016), (v) the restricted stock units are scheduled to vest at the conclusion of the Interim Period and are subject to the terms of the Company’s 2010 Incentive Compensation Plan, as amended, and the applicable restricted stock unit award agreement, and (vi) the restricted stock units will vest on an accelerated basis in the event (a) Mr. Goldstein is terminated without cause (subject to the execution of a release agreement), (b) Mr. Goldstein dies or is disabled, or (c) a single acquirer (or a group working in concert) obtains beneficial ownership of 100% of the Company’s common stock.  At the end of the Interim Period, Mr. Goldstein and the Company may agree to extend or modify his employment with the Company.

In addition, Mr. Goldstein will be eligible to participate in each of the Company’s employee benefit plans that is made generally available to either the Company’s employees or to the Company’s senior executives and for which he satisfies the applicable eligibility requirements. Mr. Goldstein will receive paid vacation time of one week during the Interim Period.  If Mr. Goldstein’s employment is terminated without cause prior to the end of the Interim Period, Mr. Goldstein will be entitled to the following benefits (subject to the execution of a release agreement): any earned but unpaid salary, accrued and unused vacation, the remainder of any unpaid base salary for the Interim Period, and subject to his timely election of coverage, COBRA health insurance continuation coverage through the end of the month in which the Interim Period ends.

There are no arrangements or understandings between Mr. Goldstein and any other persons pursuant to which he was appointed Interim Chief Executive Officer. There are no family relationships between Mr. Goldstein and any director or executive officer of the Company and he has no direct or indirect material interest in any transaction or proposed transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The foregoing description of the terms of the Offer Letter does not purport to be complete and is qualified in its entirety by reference to the Offer Letter, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the annual period ending December 31, 2015.

Departure of Principal Executive Officer

In connection with Mr. Goldstein’s appointment, Howard Phanstiel has resigned as the Company’s Principal Executive Officer, effective January 10, 2016.  Mr. Phanstiel had been serving as the Company’s Principal Executive Officer since November 18, 2015.  Mr. Phanstiel continues to serve as a Company director and as Chairman of the Board.

Item 8.01.             Other Events.

On January 11, 2016, the Company issued a press release announcing the hiring of Mr. Goldstein as Interim Chief Executive Officer.  A copy of the press release is furnished as Exhibit 99.1 to this report.  The information set forth under this Item 8.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.             Financial Statements and Exhibits.

(d)                                 Exhibits.

Exhibit No.	Description
99.1	Press release dated January 11, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 11, 2016	UNITED ONLINE, INC.

	By:	/s/ Mark Harrington
Mark Harrington
Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated January 11, 2016